Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone:(574) 535-1125
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS SECOND QUARTER 2013 RESULTS

Elkhart, Indiana – August 6, 2013 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $15.9 million, or $0.67 per diluted share, for the second quarter ended June 30, 2013, net of a previously announced after-tax charge of $0.4 million related to executive succession. Excluding this charge, net income in the second quarter of 2013 would have been $16.3 million, or $0.69 per diluted share, an increase of 39 percent compared to net income of $11.7 million, or $0.52 per diluted share, in the second quarter of 2012.

“Our operating profit margins improved sequentially in the second quarter of 2013 primarily due to efficiency improvements implemented by management, as well as the benefits of spreading fixed costs over a seasonally larger sales base and seasonally lower payroll taxes,” said Jason Lippert, Drew’s Chief Executive Officer. “This sequential margin gain was greater than originally expected, as many of the improvements implemented by management resulted in efficiency gains sooner than anticipated. We were confident that the steps we had taken to meet anticipated customer demand and improve profitability were correct, and it was reassuring to see the results of these efforts in the 2013 second quarter.”

Net sales in the second quarter of 2013 increased to a record $287 million, 14 percent higher than the same period last year. The increase in Drew’s second quarter net sales was a result of a 16 percent sales increase by Drew’s RV Segment, which accounted for 88 percent of consolidated net sales this quarter. RV Segment sales growth was largely due to a 12 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. Sales of recently introduced components for towable and motorhome RVs also contributed to the revenue increase, as did sales to adjacent industries and the aftermarket.

The Company’s content per travel trailer and fifth-wheel RV and motorhome RV for the twelve months ended June 2013 increased 5 percent and 23 percent, respectively, from the year-earlier period as a result of recent product introductions, product improvements and market share gains. The Company’s content per manufactured home for the twelve months ended June 2013 declined 3 percent from the year-earlier period primarily due to customer mix. The change in content per RV and manufactured home is a measure of the change in Drew’s overall market share across its existing product lines.

Retail demand for towable RVs increased 10 percent in the first five months of 2013, following an 8 percent increase in retail demand for the full year 2012. June 2013 retail data is not yet available. Most industry analysts report that dealer inventories of towable RVs are in line with anticipated retail demand. Future RV industry-wide production levels will depend on the strength of future retail sales.

“Our labor efficiencies continued to improve, with labor costs as a percent of sales declining in the second quarter of 2013,” continued Jason Lippert. “This improvement followed a sequential reduction of labor as a percent of sales of more than 1 percent in the first quarter of 2013. These reductions during the first two quarters of 2013 were primarily due to improved production processes, as well as expected declines in the costs of implementing facility consolidations and realignments. Nonetheless, we are continuing to implement additional efficiency improvements as we identify them. However, the benefits of such improvements on our operating margins in the latter half of 2013 will likely be offset by the spreading of fixed costs over a seasonally smaller sales base.”

In July 2013, Drew’s consolidated net sales reached approximately $83 million – 13 percent higher than in July 2012 – as a result of continued solid growth in the Company’s RV Segment. Drew estimates that industry-wide wholesale shipments of travel trailer and fifth-wheel RVs increased 7 percent in July 2013 compared to July 2012. Drew also estimates that July 2013 industry-wide production of manufactured homes increased 5 to 10 percent compared to July 2012.

“Since the end of 2011, we have achieved significant growth, with our net sales for the twelve months ended June 30, 2013 increasing over $285 million, or 42 percent,” said Scott Mereness, Drew’s President. “In response to this sales growth, and in anticipation of future growth, we added significant resources, investing in personnel and facilities to expand and improve production capacity, as well as to improve customer service. Many of the benefits and efficiencies of these initiatives were realized in the 2013 second quarter. Having just completed the peak seasonal period, we are now evaluating our human resource and facility requirements for the balance of 2013 and beyond.”

Jason Lippert added, “We will continue to invest in resources to strategically grow the business, especially in research and development, to provide creative and unique products. Staying ahead of the market through innovation has been important to our success, and will be even more important to maintaining our position as a leading supplier to the industries we serve. In addition, we will invest in areas where we believe additional savings can be realized, such as purchasing, automation and human resources. While some of these initiatives and related fixed costs may have a negative impact on operating margins in the short term, we believe they will benefit the long-term growth of the Company.”

“As previously announced, Fred Zinn retired as President and CEO in May 2013,” said Leigh Abrams, Chairman of Drew’s Board of Directors. “Jason Lippert became Drew’s CEO, and Scott Mereness became Drew’s President. Jason and Scott have been vital to our sales growth and operational success for many years and are highly respected throughout the industries we serve. As expected, this executive succession transition was very smooth, and we are confident that Jason, Scott and their team are ready to lead Drew for many years to come.”

As a result of the Company’s executive succession and corporate relocation from New York to Indiana, a pre-tax charge of $0.7 million was recorded in the second quarter of 2013 related to contractual obligations for severance and the acceleration of equity awards held by certain employees whose employment terminated. No other related charges are expected. Once the transition and corporate office relocation are completed during the latter half of 2013, the Company expects to save approximately $2 million annually.

“Our operating cash flow in the second quarter of 2013 remained strong,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “At the end of the quarter, we had no debt, $32 million of cash and substantial available credit lines, and we expect continued solid cash flow. We are well positioned to take advantage of attractive investment opportunities that can further improve our results.”

Conference Call & Webcast

Drew will provide an online, real-time webcast of its second quarter 2013 earnings conference call on the Company’s website, www.drewindustries.com, on Tuesday, August 6, 2013, at 11:00 a.m. Eastern time. The call can also be accessed at www.companyboardroom.com.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 18767066. A replay of the webcast will also be available on Drew’s website.

About Drew Industries

From 31 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; aluminum extrusions; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the Securities and Exchange Commission (the “SEC”).

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, interest rates, oil and gasoline prices, and the successful implementation of management succession. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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DREW INDUSTRIES INCORPORATED

OPERATING RESULTS

(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,		Last Twelve
(In thousands, except per share amounts)	2013	2012	2013	2012	Months

Net sales	$539,778	$474,566	$287,192	$251,014	$966,335
Cost of sales	430,754	383,320	225,759	204,591	779,898
Gross profit	109,024	91,246	61,433	46,423	186,437
Selling, general and administrative expenses	67,852	54,905	34,992	27,455	122,018
Executive succession	1,876	-	733	-	3,332
Operating profit	39,296	36,341	25,708	18,968	61,087
Interest expense, net	203	130	85	56	403
Income before income taxes	39,093	36,211	25,623	18,912	60,684
Provision for income taxes	14,856	13,387	9,758	7,204	21,931
Net income	$24,237	$22,824	$15,865	$11,708	$38,753

Net income per common share:
Basic	$1.05	$1.02	$0.68	$0.52	$1.69
Diluted	$1.03	$1.01	$0.67	$0.52	$1.67

Weighted average common shares outstanding:
Basic	23,139	22,479	23,261	22,516	22,889
Diluted	23,553	22,686	23,650	22,731	23,262

Depreciation and amortization	$13,453	$12,361	$6,901	$5,980	$26,757
Capital expenditures	$17,545	$13,154	$8,607	$7,470	$36,417

DREW INDUSTRIES INCORPORATED

SEGMENT RESULTS

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,		Last Twelve
(In thousands)	2013	2012	2013	2012	Months

Net sales: (1)
RV Segment:
RV original equipment manufacturers:
Travel trailers and fifth-wheels	$394,512	$350,348	$209,013	$183,013	$700,081
Motorhomes	21,275	15,502	11,025	8,930	38,470
RV aftermarket	12,881	9,359	7,152	5,369	22,641
Adjacent industries	48,401	38,777	25,876	21,119	82,816
Total RV Segment net sales	477,069	413,986	253,066	218,431	844,008

MH Segment:
Manufactured housing original equipment manufacturers	40,370	40,490	22,591	21,778	80,273
Manufactured housing aftermarket	7,239	7,188	3,587	3,576	13,161
Adjacent industries	15,100	12,902	7,948	7,229	28,893
Total MH Segment net sales	62,709	60,580	34,126	32,583	122,327

Total net sales	$539,778	$474,566	$287,192	$251,014	$966,335

Operating Profit: (2)
RV Segment	$34,864	$29,349	$22,600	$14,819	$52,687
MH Segment	6,308	6,992	3,841	4,149	11,732
Total segment operating profit	41,172	36,341	26,441	18,968	64,419
Executive succession	(1,876)	-	(733)	-	(3,332)
Total operating profit	$39,296	$36,341	$25,708	$18,968	$61,087

(1) In the second quarter of 2013, the Company refined the various sales categories within the RV Segment and MH Segment. This refinement had no impact on total RV Segment and MH Segment net sales or trends. Prior periods have been reclassified to conform to this presentation.

(2) Effective with the second quarter of 2013, in connection with the management succession and relocation of the corporate office from New York to Indiana, corporate expenses, accretion related to contingent consideration and other non-segment items, which were previously reported on separate lines, have been included as part of segment operating profit. Corporate expenses are allocated between the segments based upon net sales. Accretion related to contingent consideration and other non-segment items are included in the segment to which they relate. The segment disclosures from prior years have been reclassified to conform to the current year presentation.

DREW INDUSTRIES INCORPORATED

BALANCE SHEET INFORMATION

(unaudited)

	June 30		December 31,
(In thousands)	2013	2012	2012

Current Assets
Cash and cash equivalents	$31,877	$42,514	$9,939
Accounts receivable, net	59,515	50,900	21,846
Inventories	99,777	91,413	97,367
Deferred taxes	10,073	10,125	10,073
Prepaid expenses and other current assets	10,844	9,631	14,798
Total current assets	212,086	204,583	154,023
Fixed assets, net	117,419	99,342	107,936
Goodwill	21,552	21,177	21,177
Other intangible assets, net	64,307	73,986	69,218
Deferred taxes	14,993	14,496	14,993
Other assets	7,392	5,618	6,521
Total assets	$437,749	$419,202	$373,868

Current liabilities
Accounts payable, trade	$33,463	$44,372	$21,725
Accrued expenses and other current liabilities	57,405	48,665	48,055
Total current liabilities	90,868	93,037	69,780
Other long-term liabilities	21,734	21,305	19,843
Total liabilities	112,602	114,342	89,623
Total stockholders' equity	325,147	304,860	284,245
Total liabilities and stockholders' equity	$437,749	$419,202	$373,868

DREW INDUSTRIES INCORPORATED

SUMMARY OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
(In thousands)	2013	2012

Cash flows from operating activities:
Net income	$24,237	$22,824
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	13,453	12,361
Stock-based compensation expense	5,844	3,069
Other non-cash items	1,624	1,131
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(37,520)	(28,280)
Inventories	(2,367)	1,227
Prepaid expenses and other assets	3,573	(4,642)
Accounts payable	11,696	28,630
Accrued expenses and other liabilities	12,499	12,241
Net cash flows provided by operating activities	33,039	48,561

Cash flows from investing activities:
Capital expenditures	(17,545)	(13,154)
Acquisitions of businesses	(1,451)	(1,473)
Proceeds from sales of fixed assets	70	2,123
Other investing activities	(48)	(48)
Net cash flows used for investing activities	(18,974)	(12,552)

Cash flows from financing activities:
Proceeds from exercise of stock options	10,686	1,471
Proceeds from line of credit borrowings	135,452	37,702
Repayments under line of credit borrowings	(135,452)	(37,702)
Payment of contingent consideration related to acquisitions	(2,813)	(1,550)
Net cash flows provided by (used for) financing activities	7,873	(79)

Net increase in cash	21,938	35,930

Cash and cash equivalents at beginning of period	9,939	6,584
Cash and cash equivalents at end of period	$31,877	$42,514

DREW INDUSTRIES INCORPORATED

SUPPLEMENTARY INFORMATION

(unaudited)

	Six Months Ended June 30,			Three Months Ended June 30,			Last Twelve
	2013		2012	2013		2012	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	146.6		131.5	79.9		71.1	258.0
Motorhome RVs	19.5		14.5	11.0		7.6	33.2
Manufactured homes	29.1		27.7	16.3		14.9	56.3
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	135.4	(2)	123.1	92.9	(2)	84.0	235.3	(2)
Impact on dealer inventories	11.2	(2)	8.4	(13.0	)(2)	(12.9)	22.7	(2)

	Twelve Months Ended June 30,
	2013		2012
Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$2,713	(3)	$2,584	(3)
Motorhome RV	$1,159	(3)	$941	(3)
Manufactured home	$1,426		$1,476

	June 30,		December 31,
	2013	2012	2012
Balance Sheet Data:
Current ratio	2.3	2.2	2.2
Total indebtedness to stockholders' equity	-	-	-
Days sales in accounts receivable	20.1	19.3	14.3
Inventory turns, based on last twelve months	7.8	7.1	7.8

2013
Estimated Full Year Data:
Capital expenditures	$ 30 - $ 34 million
Depreciation and amortization	$ 26 - $ 28 million
Stock-based compensation expense	$ 10 - $ 11 million
Annual tax rate	37% - 38%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.

(2) June retail sales data for RVs has not been published yet, therefore 2013 retail data for RVs includes an estimate for June 2013 retail units.

(3) In the second quarter of 2013, the Company refined the calculation of RV content per unit. This refinement had no impact on total RV Segment net sales or trends of content per unit. Prior periods have been reclassified to conform to this presentation.

DREW INDUSTRIES INCORPORATED

RECLASSIFIED SEGMENT RESULTS

(unaudited)

Effective with the second quarter of 2013, in connection with the management succession and relocation of the corporate office from New York to Indiana, corporate expenses, accretion related to contingent consideration and other non-segment items, which were previously reported on separate lines, have been included as part of segment operating profit. Corporate expenses are allocated between the segments based upon net sales. Accretion related to contingent consideration and other non-segment items are included in the segment to which they relate. The segment disclosures from prior years have been reclassified to conform to the current year presentation.

Reclassified information relating to segments follows for the (in thousands):

	Three Months Ended		Six Months Ended
	March 31,	June 30,	June 30,
	2013	2013	2013
Net sales:
RV Segment	$224,003	$253,066	$477,069
MH Segment	28,583	34,126	62,709
Total net sales	$252,586	$287,192	$539,778

Operating Profit:
RV Segment	$12,264	$22,600	$34,864
MH Segment	2,467	3,841	6,308
Total segment operating profit	14,731	26,441	41,172
Executive succession	(1,143)	(733)	(1,876)
Total operating profit	$13,588	$25,708	$39,296

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Net sales:
RV Segment	$195,555	$218,431	$194,957	$171,982	$780,925
MH Segment	27,997	32,583	31,366	28,252	120,198
Total net sales	$223,552	$251,014	$226,323	$200,234	$901,123

Operating Profit:
RV Segment	$14,530	$14,819	$11,587	$6,236	$47,172
MH Segment	2,843	4,149	3,361	2,063	12,416
Total segment operating profit	17,373	18,968	14,948	8,299	59,588
Executive succession	-	-	-	(1,456)	(1,456)
Total operating profit	$17,373	$18,968	$14,948	$6,843	$58,132

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Net sales:
RV Segment	$146,229	$157,199	$136,228	$130,987	$570,643
MH Segment	22,604	28,849	30,461	28,609	110,523
Total net sales	$168,833	$186,048	$166,689	$159,596	$681,166

Operating Profit:
RV Segment	$13,601	$15,286	$5,653	$3,175	$37,715
MH Segment	1,942	2,624	3,550	2,717	10,833
Total operating profit	$15,543	$17,910	$9,203	$5,892	$48,548

DREW INDUSTRIES INCORPORATED

RECLASSIFIED RV CONTENT PER UNIT

(unaudited)

In the second quarter of 2013, the Company refined the calculation of RV content per unit. This refinement had no impact on total RV Segment net sales or trends of content per unit. Prior periods have been reclassified to conform to this presentation.

The trend in the Company’s average product content per RV produced is an indicator of the Company’s overall market share of components for new RVs. The Company’s average product content per type of RV, calculated based upon the Company’s net sales of components to RV OEMs for the different types of RVs produced for the respective twelve month period, divided by the industry-wide wholesale shipments of the different types of RVs for the same period, was:

	Twelve Months Ended
	March 31,	June 30,	September 30,	December 31,
Content per (2013):
Travel trailer and fifth-wheel RV	$2,705	$2,713
Motorhome RV	$1,221	$1,159

Content per (2012):
Travel trailer and fifth-wheel RV	$2,441	$2,584	$2,673	$2,700
Motorhome RV	$771	$941	$1,092	$1,160

Content per (2011):
Travel trailer and fifth-wheel RV	$2,177	$2,182	$2,235	$2,337
Motorhome RV	$660	$646	$666	$705